Exhibit 10.31

SHIPBUILDING CONTRACT

FOR

THE CONSTRUCTION AND SALE OF

ONE (1) 6,500 TEU CLASS CONTAINER CARRIER

HULL NO. S4005

BETWEEN

BOXCARRIER (NO.5) CORP.

(AS BUYER)

AND

SUNGDONG SHIPBUILDING & MARINE ENGINEERING CO., LTD.

(AS BUILDER)

I N D E X

		PAGE
PREAMBLE		1

ARTICLE I	: DESCRIPTION AND CLASS	2

II	: CONTRACT PRICE	5

III	: ADJUSTMENT OF THE CONTRACT PRICE	6

IV	: INSPECTION AND APPROVAL	10

V	: MODIFICATIONS, CHANGES AND EXTRAS	15

VI	: TRIALS AND COMPLETION	18

VII	: DELIVERY	22

VIII	: DELAYS AND EXTENSIONS OF TIME (FORCE MAJEURE)	25

IX	: WARRANTY OF QUALITY	28

X	: PAYMENT	33

XI	: BUYER’S DEFAULT	38

XII	: BUYER’S SUPPLIES	41

XIII	: INSURANCE	43

XIV	: ARBITRATION	44

XV	: SUCCESSORS AND ASSIGNS	46

XVI	: TAXES AND DUTIES	47

XVII	: PATENTS, TRADEMARKS AND COPYRIGHTS	48

XVIII	: INTERPRETATION AND GOVERNING LAW	49

XIX	: NOTICE	50

XX	:EFFECTIVENESS OF THIS CONTRACT	51

XXI	: INTERPRETATION	52

XXII	:EXCLUSIVENESS	53

SCHEDULES

EXHIBIT “A”  REFUND GUARANTEE LETTER OF REFUNDMENT GUARANTEE

EXHIBIT “B”  PERFORMANCE GUARANTEE

SHIPBUILDING CONTRACT

THIS CONTRACT, made on this 26 day of July, 2006 by and between BOXCARRIER (NO.5) CORP. , a corporation incorporated and existing under the laws of Republic of Liberia with its registered office at 80 Broad Street, Monrovia, Liberia (hereinafter called the “BUYER”), the party of the first part and Sungdong Shipbuilding & Marine Engineering Co., Ltd., a company organized and existing under the laws of the Republic of Korea, having its registered office at 1609-2, Hwang-li, Gwangdo-myeon, Tongyoung-si, Gyeongnam, 650-827, Korea (hereinafter called the “BUILDER”), the party of the second part,

W I T N E S S E T H :

In consideration of the mutual covenants contained herein, the BUILDER agrees to design, build, launch, equip and complete in accordance with the Sung Dong Shipbuilding & Marine Engineering Quality Standard one (1) Single Screw Diesel Engine driven Container VESSEL as described in the Specifications as described in Article I hereof (hereinafter called the “VESSEL”) at the BUILDER’s yards in Korea (hereinafter called the “SHIPYARD”) and to deliver and sell the VESSEL to the BUYER, and the BUYER agrees to accept delivery of and purchase from the BUILDER the VESSEL, according to the terms and conditions hereinafter set forth :

(End of Preamble)

ARTICLE I : DESCRIPTION AND CLASS

1.                        DESCRIPTION

The VESSEL shall have the BUILDER’s Hull No. S4005 and shall be built, constructed, equipped and completed in accordance with the specifications No. SD-DN-6500T.CN.FS-01 dated July 26, 2006 and the general arrangement plan No. SD-DN-6500T.CN.GA-01 dated July 26, 2006 attached thereto and the ‘Maker List’ No. SD-DN-6500T.CN.ML-01 dated July 26, 2006 (hereinafter called respectively the “SPECIFICATIONS” and the “PLAN”) signed by both parties, which shall constitute an integral part of this CONTRACT although not attached hereto.

The SPECIFICATIONS and the PLAN are intended to explain each other and anything shown on the PLAN and not stipulated in the SPECIFICATIONS or anything stipulated in the SPECIFICATIONS and not shown on the PLAN shall be deemed and considered as if included in both. Should there be any inconsistencies or contradictions between the SPECIFICATIONS and the PLAN, the SPECIFICATIONS shall prevail. Should there be any inconsistencies or contradictions between this CONTRACT and the SPECIFICATIONS, this CONTRACT shall prevail.

2.                        BASIC DIMENSIONS AND PRINCIPAL PARTICULARS OF THE VESSEL

(a)                   The basic dimensions and principal particulars of the VESSEL shall be :

Length, overall	about	300.0	M
Length, between perpendiculars		286.6	M
Breadth, moulded		40.0	M
Depth to Upper Deck, moulded		24.2	M

Design draft, moulded, in seawater of specific gravity of 1.025		12.0	M
Scantling draft, moulded, in seawater of specific gravity of 1.025		14.5	M

Deadweight guaranteed on the above moulded design draft of 12.0 M		59,000	M/T

Deadweight on the above moulded scantling draft of 14.5 M		83,300	M/T

Main propulsion engine	MAN B&W 10K98MC-C
	MCR :	77,600 PS x 104 RPM
	NCR :	69,840 PS x 100.4 RPM

Speed guaranteed at 12.0meters design draft at the condition of clean bottom and in calm and deep sea with main engine developing a NCR of 69,840 PS with fifteen per cent (15%) sea margin	25.6 KNOTS

Specific Fuel consumption guaranteed of the main engine applying I.S.O. reference conditions to the result of official shop test at a MCR of 77,600 PS using marine fuel oil having lower calorific value of 10,200 Kcal per Kg.

126.0 gr/BHP.HR

The details of the above particulars as well as the definitions and method of measurements and calculations are as indicated in the SPECIFICATIONS.

(b)                  All other vessels Hull Number S4002, S4003, S4004 and S4005 shall be built as identical sister ships unless a modification to a design is agreed upon.

3.                 CLASSIFICATION, RULES AND REGULATIONS

(a)            The VESSEL including its machinery, equipment and outfittings shall be built in compliance with the rules and regulations of Det Norske Veritas (hereinafter called the “CLASSIFICATION SOCIETY”), in force as of the date of this CONTRACT, to be classed and registered as +1A, CONTAINER CARRIER, EO, BIS, TMON, NAUTICUS (NEWBUILDING) and also to comply with the rules and regulations, in force as of the date of this CONTRACT, as described in the SPECIFICATIONS. Provided that the BUILDER shall have an option to declare the CLASSIIFICATION SOCIETY as either equivalent Lloyd Register of Shipping or Det Norske Veritas within three (3) month after signing of this CONTRACT.

(b)           The BUILDER shall arrange with the CLASSIFICATION SOCIETY for the assignment by the CLASSIFICATION SOCIETY of representative(s) to the VESSEL during construction. All fees and charges incidental to classification of the VESSEL in compliance with the above specified rules, regulations and requirements of this CONTRACT shall be for the account of the BUILDER.

(c)            The decision of the CLASSIFICATION SOCIETY as to whether the VESSEL complies with the regulations of the CLASSIFICATION SOCIETY shall be final and binding upon the BUILDER and the BUYER.

Details of its notation shall be in accordance with the SPECIFICATIONS.

The VESSEL shall also comply with the compulsory rules, regulations and requirements of the regulatory bodies as described in the SPECIFICATIONS rectified and in effect as of the signing date of this Contract. Non-compulsory rules, regulations and requirements of the regulatory bodies shall be dealt with in accordance with Article V (2) of this Contract.

All the fees and charges incidental to the classification and with respect to compliance with the above referred rules, regulations and requirements shall be for account of the BUILDER except otherwise agreed.

4.                 SUBCONTRACTING

The BUILDER may, at its sole discretion and responsibility, subcontract any portion of the construction work of the VESSEL, provided that the construction and assembly of the VESSEL shall be carried out as is normally done according to the BUILDER’s building practice and provided further that the BUILDER shall be responsible to the BUYER in respect of any construction work carried out by such subcontractors.

5.                 NATIONALITY OF THE VESSEL

The VESSEL shall be registered by the BUYER at its own cost and expense under the laws of either Greece or Cyprus or Bahamas or Marshall Islands or Panama or Liberia with its home port of either Piraeus or Limassol or Nassau or Majuro or Panama or Monrovia at the time of its delivery and acceptance hereunder provided that the BUYER may in its sole discretion declare the VESSEL’S flag and registration within four (4) months after the signing of the CONTRACT. In the case that the BUYER declares the VESSEL’S flag and registration to the Greece, the BUYER should pay the extra cost.

(End of Article)

ARTICLE II : CONTRACT PRICE

The contract price of the VESSEL delivered to the BUYER at the SHIPYARD shall be United States Dollars Ninety One Million Five Hundred Thousand (US$ 91,500,000) (hereinafter called the “CONTRACT PRICE”) which shall be paid plus any increases or less any decreases due to adjustment or modifications, if any, as set forth in this CONTRACT. The above CONTRACT PRICE shall include payment for services in the inspection, tests, survey and classification of the VESSEL which will be rendered by the CLASSIFICATION SOCIETY and shall not include the cost of the BUYER’s supplies as stipulated in Article XII.

The CONTRACT PRICE also includes all costs and expenses for supplying all necessary drawings as stipulated in the SPECIFICATIONS except those to be furnished by the BUYER for the VESSEL in accordance with the SPECIFICATIONS.

(End of Article)

ARTICLE III : ADJUSTMENT OF THE CONTRACT PRICE

The CONTRACT PRICE of the VESSEL shall be adjusted as hereinafter set forth in the event of the following contingencies. It is hereby understood by both parties that any adjustment of the CONTRACT PRICE as provided for in this Article is by way of liquidated damages and not by way of penalty.

1.                 DELAYED DELIVERY

(a)            No adjustment shall be made and the CONTRACT PRICE shall remain unchanged for the first thirty (30) days of the delay in delivery of the VESSEL [ending as of 12 o’clock midnight Korean Standard Time on the thirtieth (30th) day of delay] beyond the Delivery Date calculated as provided in Article VII.1. hereof.

(b)           If delivery of the VESSEL is delayed more than thirty (30) days beyond the date upon which the delivery is due from the BUILDER under the terms of this CONTRACT, then, beginning at midnight of the thirtieth (30th) day after such due date, the CONTRACT PRICE of the VESSEL shall be reduced by U.S. Dollars Twenty Two Thousand only (US$ 22,000.-) for each full day of delay.

However, unless the parties agree otherwise, the total amount of deduction from the CONTRACT PRICE shall not exceed the amount due to cover the delay of one hundred and eighty (180) days after thirty (30) days of the delay in delivery of the VESSEL at the rate of deduction as specified hereinabove.

(c)            But, if the delay in delivery of the VESSEL continues for a period of more than two hundred and ten (210) days beyond the date upon which the delivery is due from the BUILDER under the terms of this CONTRACT then, in such event, and after such period has expired, the BUYER may, at its option, rescind this CONTRACT by serving upon the BUILDER a notice of rescission by facsimile to be confirmed by a registered letter via airmail directed to the BUILDER at the address given in this CONTRACT. Such rescission shall be effective as of the date the notice thereof is received by the BUILDER. If the BUYER has not served the notice of rescission after the aforementioned two hundred and ten (210) days delay in delivery, the BUILDER may demand the BUYER to make an election in accordance with Article VIII.3. hereof.

(d)           For the purpose of this Article, the delivery of the VESSEL shall be deemed to be delayed when and if the VESSEL, after taking into full account extension of the Delivery Date or permissible delays as provided in Article V, VI, VIII, XI or elsewhere in this CONTRACT, is delivered beyond the date upon which delivery would then be due under the terms of this CONTRACT.

2.                 INSUFFICIENT SPEED

(a)             The CONTRACT PRICE of the VESSEL shall not be affected or changed, if the actual speed, as determined by trial runs more fully described in Article VI hereof, is less than the speed required under the terms of this CONTRACT and the SPECIFICATIONS provided such deficiency in actual speed is not more than two-tenths (2/10) of a knot below the guaranteed speed.

(b)            However, as for the deficiency of more than two-tenths (2/10) of a knot in actual speed below the speed guaranteed under this CONTRACT, the CONTRACT PRICE shall be reduced by U.S. Dollars Two Hundred Thousand only (U.S.$ 200,000.-) for each full one-tenth (1/10) of a knot in excess of the said two-tenths (2/10) of a knot of deficiency in speed [fractions of less than one-tenth (1/10) of a knot shall be regarded as a full one-tenth (1/10) of a knot]. However, unless the parties agree otherwise, the total amount of reduction from the CONTRACT PRICE shall not exceed the amount due to cover the deficiency of one (1) full knot below the guaranteed speed at the rate of reduction as specified above.

(c)            If the deficiency in actual speed of the VESSEL is more than seven point five-tenths (7.5/10) knot below the speed guaranteed under this CONTRACT, then the BUYER, at its option, may, subject to the BUILDER’s right to effect alterations or corrections as provided in Article VI.5. hereof, rescind this CONTRACT or may accept the VESSEL at a reduction in the CONTRACT PRICE as above provided for seven point five-tenths (7.5/10) knot of deficiency only.

3.                 EXCESSIVE FUEL CONSUMPTION

(a)            The CONTRACT PRICE shall not be affected or changed by reason of the fuel consumption of the VESSEL’s main engine, as determined by the engine manufacturer’s shop trial as per the SPECIFICATIONS being more than the guaranteed fuel consumption of the VESSEL’s main engine, if such excess is not more than five per cent (5%) over the guaranteed fuel consumption.

(b)           However, as for the excess of more than five per cent (5%) in the actual fuel consumption over the guaranteed fuel consumption of the VESSEL’s main engine, the CONTRACT PRICE shall be reduced by U.S. Dollars Two Hundred Thousand only (US$ 200,000.-) for each full one per cent (1%) increase in fuel consumption in excess of the said five per cent (5%) increase in fuel consumption [fractions of less than one per cent (1%) shall be regarded as a full one per cent (1%)]. However, unless the parties agree otherwise, the total amount of reduction from the CONTRACT PRICE shall not exceed the amount due to cover the excess of nine per cent (9%) over the guaranteed fuel consumption of the VESSEL’s main engine at the rate of reduction as specified above.

(c)            If such actual fuel consumption exceeds the guaranteed fuel consumption of the VESSEL’s main engine by more than ten per cent (10%), the BUYER, at its option, may, subject to the BUILDER’s right to effect alterations or corrections as specified in Article VI.5. hereof, rescind this CONTRACT or may accept the VESSEL at a reduction in the CONTRACT PRICE as above provided for the nine per cent (9%) increase only.

4.                 DEADWEIGHT BELOW CONTRACT REQUIREMENTS

(a)            The CONTRACT PRICE of the VESSEL shall not be affected or changed, if actual deadweight, determined as provided in this CONTRACT and the SPECIFICATIONS, is below the deadweight of 83,300 metric tons on the moulded design draft of 12.0 metres required by this CONTRACT and the SPECIFICATIONS by an amount of 83,300 metric tons or less. However, should the deficiency in the actual deadweight of the VESSEL be more than 830 metric tons below the said required deadweight, then the CONTRACT PRICE of the VESSEL shall be reduced for each full one (1) metric ton [fractions of less than one (1) metric ton shall be disregarded] of decreased deadweight in excess of 830 metric tons by the sum of U.S. Dollars One Thousand One Hundred only (US$ 1,100.-) per metric ton.

However, unless the parties agree otherwise, the total amount of deduction from the CONTRACT PRICE shall not exceed the amount due to cover the deficiency of 2,000 metric tons below the said required deadweight hereinabove.

(b)           If the deficiency in the deadweight of the VESSEL is more than 2,000 metric tons below the said required deadweight, then the BUYER, at its option, may, subject to the BUILDER’s right to effect alterations or corrections without the BUYER’s prior consent as specified in Article VI.5. hereof, rescind this CONTRACT or may accept the VESSEL at a reduction in the CONTRACT PRICE as above provided for metric tons of deficiency only.

5.                 EFFECT OF RESCISSION

It is expressly understood and agreed by the parties hereto that in any case, if the BUYER rescinds this CONTRACT under this Article, the BUYER shall not be entitled to any liquidated damages, unless by means of the provision of Article X hereof.

(End of Article)

ARTICLE IV : INSPECTION AND APPROVAL

1.                 APPOINTMENT OF BUYER’S REPRESENTATIVE

The BUYER shall timely despatch to and maintain at the SHIPYARD, at its own cost, expense and risk, one or more representatives (hereinafter called the “BUYER’S REPRESENTATIVE”), who shall be duly accredited in writing by the BUYER to supervise adequately the construction by the BUILDER of the VESSEL, her equipment and all accessories. Before the commencement of any item of work under this CONTRACT, the BUILDER shall, whenever reasonably required, previously exhibit, furnish to, and within the limits of the BUYER’S REPRESENTATIVE’s authority, secure the approval from the BUYER’S REPRESENTATIVE of any and all plans and drawings prepared in connection therewith. Upon appointment of the BUYER’S REPRESENTATIVE, the BUYER shall notify the BUILDER in writing of the name and the scope of the authority of the BUYER’S REPRESENTATIVE.

2.                 AUTHORITY OF THE BUYER’S REPRESENTATIVE

Such BUYER’S REPRESENTATIVE shall, at all times during working hours of the construction until delivery of the VESSEL, have the right to inspect the VESSEL, her equipment and all accessories, and work in progress, or materials utilized in connection with the construction of the VESSEL, wherever such work is being done or such materials are stored, for the purpose of determining that the VESSEL, her equipment and accessories are being constructed in accordance with the terms of this CONTRACT and/or the SPECIFICATIONS and the PLAN.

The BUILDER will endeavor to arrange for the inspection by the BUYER’S REPRESENTATIVE during working hours of the BUILDER. However, such inspection may be arranged beyond the BUILDER’s normal working hours, including weekend and/or holiday if this is considered necessary by the BUILDER in order to meet the BUILDER’s construction schedule, on the condition that the BUILDER will inform the BUYER’S REPRESENTATIVE at least two (2) days in advance of such inspection.

The BUYER’S REPRESENTATIVE shall, within the limits of the authority conferred upon him by the BUYER, make decisions or give advice to the BUILDER on behalf of the BUYER promptly on all problems arising out of, or in connection with, the construction of the VESSEL and generally act in a reasonable manner with a view to cooperating to the utmost with the BUILDER in the construction process of the VESSEL.

The decision, approval or advice of the BUYER’S REPRESENTATIVE shall be deemed to have been given by the BUYER and once given shall not be withdrawn, revoked or modified except with consent of the BUILDER. Provided that the BUYER’S REPRESENTATIVE or his assistants shall comply with the foregoing obligations, no act or omission of the BUYER’S REPRESENTATIVE or his assistants shall, in any way, diminish the liability of the BUILDER under Article IX (WARRANTY OF QUALITY). The BUYER’S REPRESENTATIVE shall notify the BUILDER promptly in writing of his discovery of any construction or materials, which he believes do not or will not conform to the requirements of the CONTRACT and the SPECIFICATIONS or the PLAN and likewise advise and consult with the BUILDER on all matters pertaining to the construction of the VESSEL, as may be required by the BUILDER, or as he may deem necessary.

However, if the BUYER’S REPRESENTATIVE fails to submit to the BUILDER without delay any such demand concerning alterations or changes with respect to the construction, arrangement or outfit of the VESSEL, which the BUYER’S REPRESENTATIVE has examined, inspected or attended at the test thereof under this CONTRACT or the SPECIFICATIONS, the BUYER’S REPRESENTATIVE shall be deemed to have approved the same and shall be precluded from making any demand for alterations, changes, or complaints with respect thereto at a later date.

The BUILDER shall comply with any such demand which is not contradictory to this CONTRACT and the SPECIFICATIONS or the PLAN, provided that any and all such demands by the BUYER’S REPRESENTATIVE with regard to construction, arrangement and outfit of the VESSEL shall be submitted in writing to the authorised representative of the BUILDER. The BUILDER shall notify the BUYER’S REPRESENTATIVE of the names of the persons who are from time to time authorised by the BUILDER for this purpose.

It is agreed upon between the BUYER and the BUILDER that the modifications, alterations or changes and other measures necessary to comply with such demand may be effected at a convenient time and place at the BUILDER’s reasonable discretion in view of the construction schedule of the VESSEL.

In the event that the BUYER’S REPRESENTATIVE shall advise the BUILDER that he has discovered or believes the construction or materials do not or will not conform to the requirements of this CONTRACT and the SPECIFICATIONS or the PLAN, and the BUILDER shall not agree with the views of the BUYER’S REPRESENTATIVE in such respect, either the BUYER or the BUILDER may, with the agreement of the other party, seek an opinion of the CLASSIFICATION SOCIETY.

3.                 APPROVAL OF DRAWINGS

(a)            The BUILDER shall submit to the BUYER three (3) copies of each of the plans and drawings to be submitted to the BUYER for its approval at its address as set forth in Article XIV hereof. The BUYER shall, within fourteen (14) days after receipt thereof return to the BUILDER one (1) copy of such plans and drawings with the approval or comments, if any, of the BUYER. A list of the plans and drawings to be so submitted to the BUYER shall be mutually agreed upon between the parties hereto.

(b)           When and if the BUYER’S REPRESENTATIVE shall have been sent by the BUYER to the SHIPYARD in accordance with Paragraph 1 of this Article, the BUILDER may submit the remainder, if any, of the plans and drawings in the agreed list, to the BUYER’S REPRESENTATIVE for his approval, unless otherwise agreed upon between the parties hereto.

The BUYER’S REPRESENTATIVE shall, within ten (10) days after receipt thereof, return to the BUILDER one (1) copy of such plans and drawings with his approval or comments written thereon, if any. Approval by the BUYER’S REPRESENTATIVE of the plans and drawings duly submitted to him shall be deemed to be the approval by the BUYER for all purposes of this CONTRACT.

(c)            In the event that the BUYER or the BUYER’S REPRESENTATIVE shall fail to return the plans and drawings to the BUILDER within the time limit as hereinabove provided, such plans and drawings shall be deemed to have been automatically approved without any comment. In the event the plans and drawings submitted by the BUILDER to the BUYER or the BUYER’S REPRESENTATIVE in accordance with this Article do not meet with the BUYER’s or the BUYER’S REPRESENTATIVE’s approval, the matter may be submitted by either party hereto for determination pursuant to Article XIV hereof. If the BUYER’s comments on the plans and drawings that are returned to the BUILDER by the BUYER within the said time limit are not clearly specified or detailed, the BUILDER shall be entitled to place its own interpretation on such comments in implementing them.

(d)           Approval of drawings by Buyers shall not constitute a waiver of Builder’s responsibility to deliver the vessel in accordance with the Contract and Specifications.

4.                 SALARIES AND EXPENSES

All salaries and expenses of the BUYER’S REPRESENTATIVE or any other person or persons employed by the BUYER hereunder shall be for the BUYER’s account.

5.                 RESPONSIBILITY OF THE BUILDER

(a)            The BUILDER shall provide the BUYER’S REPRESENTATIVE and his assistants free of charge with suitably furnished office space at, or in the immediate vicinity of, the SHIPYARD together with access to telephone and facsimile facilities as may be necessary to enable the BUYER’S REPRESENTATIVE and his assistants to carry out their work under this CONTRACT. However, the BUYER shall pay for the telephone or facsimile facilities used by the BUYER’S REPRESENTATIVE or his assistants.

The BUILDER, its employees, agents and subcontractors, during its working hours until delivery of the VESSEL, shall arrange for them to have free and ready access to the VESSEL, her equipment and accessories, and to any other place (except the areas controlled for the purpose of national security) where work is being done, or materials are being processed or stored in connection with the construction of the VESSEL including the premises of sub-contractors.

The BUYER’S REPRESENTATIVE or his assistants or employees shall observe the work’s rules, regulations and the guidances prevailing at the BUILDER’s and its sub-contractor’s premises. The BUILDER shall promptly provide to the BUYER’S REPRESENTATIVE and/or his assistants and shall ensure that its sub-contractors shall promptly provide all such information as he or they may reasonably request in connection with the construction of the VESSEL and her engines, equipment and machinery.

(b)           The BUYER’S REPRESENTATIVE and his assistants shall at all times remain the employees of the BUYER. The BUILDER shall not be liable to the BUYER or the BUYER’S REPRESENTATIVE or to his assistants or to the BUYER’s employees or agents for personal injuries, including death, during the time they, or any of them, are on the VESSEL, or within the premises of either the BUILDER or its sub-contractors, or are otherwise engaged in and about the construction of the VESSEL, unless, however, such personal injuries, including death, are caused by the gross negligence of the BUILDER, its sub-contractors, or its or their employees or agents. The BUILDER shall not be liable to the BUYER for damages to, or destruction of property of the BUYER or of the BUYER’S REPRESENTATIVE or his assistants or the BUYER’s employees or agents, unless such damages, loss or destruction is caused by the gross negligence of the BUILDER, its sub-contractors, or its or their employees or agents.

6.                 RESPONSIBILITY OF THE BUYER

The BUYER shall undertake and assure that the BUYER’S REPRESENTATIVE and his assistants shall carry out their duties hereunder in accordance with the normal shipbuilding practice and in such a way as to avoid any unnecessary increase in building cost, delay in the construction of the VESSEL, and/or any disturbance in the construction schedule of the BUILDER.

The BUILDER has the right to request the BUYER to replace any of the BUYER’S REPRESENTATIVE and/or his assistants who are deemed unsuitable and unsatisfactory for the proper progress of the VESSEL’s construction. The BUYER shall investigate the situation by sending its representative(s) to the SHIPYARD and if the BUYER considers that such BUILDER’s request is justified, the BUYER shall effect the replacement as soon as conveniently arrangeable.

(End of Article)

ARTICLE V : MODIFICATIONS, CHANGES AND EXTRAS

1.                 HOW EFFECTED

Any modifications or changes to the SPECIFICATIONS and the PLAN under which the VESSEL is to be constructed may be made at any time hereafter by written agreement of the parties hereto. Any modification or change requested by the BUYER which does not affect the frame-work of the SPECIFICATIONS shall be agreed to by the BUILDER if the BUYER agrees to adjustment of the CONTRACT PRICE, deadweight and/or cubic capacity, speed requirements, the Delivery Date and other terms and conditions of this CONTRACT reasonably required as a result of such modification or change. The BUILDER has the right to continue construction of the VESSEL on the basis of the SPECIFICATIONS and the PLAN until the BUYER has agreed to such adjustments. The BUILDER shall be entitled to refuse to make any alteration, change or modification of the SPECIFICATIONS and/or the PLAN requested by the BUYER, if the BUYER does not agree to the aforesaid adjustments within seven (7) days of the BUILDER’s notification of the same to the BUYER, or, if, in the BUILDER’s judgement, the compliance with such request of the BUYER would cause an unreasonable disruption of the normal working schedule of the SHIPYARD.

The BUILDER, however, agrees to exert its efforts to accommodate such reasonable request by the BUYER so that the said change and modification shall be made at a reasonable cost and within the shortest period of time reasonably possible. The aforementioned agreement to modify and change the SPECIFICATIONS and the PLAN may be effected by exchange of letters or facsimiles manifesting the agreement.

The letters and facsimiles exchanged by the parties pursuant to the foregoing shall constitute an amendment to this CONTRACT and the SPECIFICATIONS or the PLAN under which the VESSEL shall be built. Upon consummation of such an agreement to modify and change the SPECIFICATIONS or the PLAN, the BUILDER shall alter the construction of the VESSEL in accordance therewith including any addition to, or deduction from, the work to be performed in connection with such construction.

2.                 SUBSTITUTION OF MATERIAL

If any materials, machinery or equipment required for the construction of the VESSEL by the SPECIFICATIONS and the PLAN or otherwise under this CONTRACT cannot be procured in time to meet the BUILDER’s construction schedule for the VESSEL, or are in short supply, or are unreasonably high in price compared with the prevailing international market price, the BUILDER may supply, subject to the BUYER’s prior approval, other materials, machinery or equipment of equal quality and effect capable of meeting the requirements of the CLASSIFICATION SOCIETY and the rules, regulations and requirements with which the construction of the VESSEL must comply.

3.                 CHANGES IN RULES AND REGULATIONS

If the specified rules and regulations with which the construction of the VESSEL is required to comply are altered or changed by the CLASSIFICATION SOCIETY or bodies authorised to make such alterations or changes, either the BUYER or the BUILDER, upon receipt of due notice thereof, shall forthwith give notice thereof to the other party in writing. Thereupon, within fifteen (15) days after giving the notice to the BUILDER or receiving the notice from the BUILDER, the BUYER shall advise the BUILDER as to the alterations and changes, if any, to be made on the VESSEL which the BUYER, in its sole discretion, shall decide. The BUILDER shall not be obliged to comply with such alterations and/or changes if the BUYER fails to notify the BUILDER of its decision within the time limit stated above.

The BUILDER shall comply promptly with the said request of the BUYER, provided that the BUILDER and the BUYER shall first agree to :

(a)            any increase or decrease in the CONTRACT PRICE of the VESSEL that is occasioned by such compliance ;

(b)           any extension or advancement in the Delivery Date of the VESSEL that is occasioned by such compliance ;

(c)            any increase or decrease in the deadweight and/or cubic capacity of the VESSEL, if such compliance results in any increase or reduction in the deadweight and/or cubic capacity ;

(d)           adjustment of the speed requirements if such compliance results in any increase or reduction in the speed ; and

(e)            any other alterations in the terms of this CONTRACT or of the SPECIFICATIONS or the PLAN or both, if such compliance makes such alterations of the terms necessary.

Any delay in the construction of the VESSEL caused by the BUYER’s delay in making a decision or agreement as above shall constitute a permissible delay under this CONTRACT. Such agreement by the BUYER shall be effected in the same manner as provided above for modification and change of the SPECIFICATIONS and the PLAN.

(End of Article)

ARTICLE VI : TRIALS AND COMPLETION

1.                 NOTICE

The BUILDER shall notify the BUYER in writing or by facsimile at least twenty (20) days in advance of the time and place of the trial run of the VESSEL. Such notice shall specify the place from which the VESSEL will commence her trial run and approximate date upon which the trial run is expected to take place. Such date shall be further confirmed by the BUILDER five (5) days in advance of the trial run in writing or by facsimile.

The BUYER’S REPRESENTATIVE, who is to witness the performance of the VESSEL during such trial run, shall be present at such place on the date specified in such notice. Should the BUYER’S REPRESENTATIVE fail to be present after the BUILDER’s due notice to the BUYER as provided above, the BUILDER shall be entitled to conduct such trial run with the presence of the representative(s) of the CLASSIFICATION SOCIETY only without the BUYER’S REPRESENTATIVE being present. In such case, the BUYER shall be obliged to accept the VESSEL on the basis of a certificate issued by the BUILDER that the VESSEL, after the trial run, subject to alterations and corrections, if necessary, has been found to conform with the SPECIFICATIONS and this CONTRACT and is satisfactory in all respects, provided the BUILDER first makes such corrections and alterations promptly.

2.                 WEATHER CONDITION

In the event of unfavourable weather on the date specified for the trial run, the trial run shall take place on the first available day that weather conditions permit. The parties hereto recognise that the weather conditions in Korean waters, in which the trial run is to take place, are such that great changes in weather may arise momentarily and without warning and therefore, it is agreed that if, during the trial run, the weather should become so unfavourable that the trial run cannot be continued, then the trial run shall be discontinued and postponed until the first favourable day next following, unless the BUYER shall assent to the acceptance of the VESSEL by notification in writing on the basis of such trial run so far made prior to such change in weather conditions. Any delay of the trial run caused by such unfavourable weather conditions shall also operate to extend the Delivery Date of the VESSEL for the period of delay occasioned by such unfavourable weather conditions.

3.              HOW CONDUCTED

All expenses in connection with the trials of the VESSEL are to be for the account of the BUILDER, which, during the trials, is to provide at its own expense the necessary crew to comply with conditions of safe navigation. The trials shall be conducted in the manner prescribed in this CONTRACT and the SPECIFICATIONS, and shall prove fulfilment of the performance requirements for the trials as set forth in the SPECIFICATIONS.

The BUILDER shall be entitled to conduct preliminary sea trials, during which the propulsion plant and/or its appurtenance shall be adjusted according to the BUILDER’s judgement. The BUILDER shall have the right to repeat any trial whatsoever as it deems necessary.

4.                 CONSUMABLE STORES

The BUILDER shall load the VESSEL with the required quantity of fuel oil, lubricating oil and greases, fresh water, and other stores necessary to conduct the trials as set forth in the SPECIFICATIONS. The necessary ballast (fuel oil, fresh water and such other ballast as may be required) to bring the VESSEL to the trial load draft, as specified in the SPECIFICATIONS, shall be supplied and paid for by the BUILDER whilst lubricating oil and greases shall be supplied and paid for by the BUYER within the time advised by the BUILDER for the conduct of sea trials as well as for use before the delivery of the VESSEL to the BUYER. The fuel oil as well as lubricating oil and greases shall be in accordance with the specifications of the main engine and other machinery and the BUYER shall decide and advise the BUILDER of the supplier’s name for lubricating oil and greases before the work-commencement of the VESSEL, provided that the supplier shall be acceptable to the BUILDER and/or the makers of all the machinery.

Any fuel oil, fresh water or other consumable stores furnished and paid for by the BUILDER for trial runs remaining on board the VESSEL, at the time of acceptance of the VESSEL by the BUYER, shall be bought by the BUYER from the BUILDER at the BUILDER’s purchase price for such supply in Korea and payment by the BUYER thereof shall be made at the time of delivery of the VESSEL. The BUILDER shall pay the BUYER at the time of delivery of the VESSEL for the consumed quantity of any lubricating oil and greases which were furnished and paid for by the BUYER at the BUYER’s purchase price thereof. The consumed quantity of lubricating oils and greases shall be calculated on the basis of the difference between the remaining amount, including the same remaining in the main engine, other machinery and their pipes, stern tube and the like, and the supplied amount.

5.                 ACCEPTANCE OR REJECTION

(a)               If, during any sea trial, any breakdown occurs entailing interruption or irregular performance which can be repaired on board, the trial shall be continued after such repairs and be valid in all respects.

(b)           However, if, during or after the trial run, it becomes apparent that the VESSEL or any part of her equipment requires alterations or corrections which but for this provision would or might entitle the BUYER to rescind this CONTRACT, the BUILDER shall notify the BUYER promptly in writing or by facsimile to such effect and shall simultaneously advise the BUYER of the estimated additional time required for the necessary alterations or corrections to be made.

The BUYER shall, within five(5) days of receipt from the BUILDER of notice of completion of such alterations or corrections and after such further trials or tests as necessary, notify the BUILDER in writing or by facsimile confirmed in writing of its acceptance, qualified acceptance or rejection of the VESSEL, all in accordance with the SPECIFICATIONS, the PLAN and this CONTRACT, and shall not be entitled to reject the VESSEL on such grounds until such time.

(c)               Save as above provided, the BUYER shall, within three(3) days after completion of the trial run, notify the BUILDER in writing or by facsimile confirmed in writing of its acceptance of the VESSEL or of the details in respect of which the VESSEL does not conform to the SPECIFICATIONS or this CONTRACT.

If the BUILDER is in agreement with the BUYER’s determinations as to non-conformity, the BUILDER shall make such alterations or changes as may be necessary to correct such non-conformity and shall prove the fulfilment of this CONTRACT and the SPECIFICATIONS by such tests or trials as may be necessary.

The BUYER shall, within three (3) days after completion of such tests and/or trials, notify the BUILDER in writing or by facsimile confirmed in writing of its acceptance or rejection of the VESSEL.

(d)           However, the BUYER shall not be entitled to reject the VESSEL by reason of any minor or insubstantial items judged from the point of view of standard shipbuilding and shipping practice as not being in conformity with the SPECIFICATIONS, but, in that case, the BUILDER shall not be released from the obligation to correct and/or remedy such minor or insubstantial items as soon as practicable after the delivery of the VESSEL.

6.                 EFFECT OF ACCEPTANCE

The BUYER’s written or facsimiled notification of acceptance delivered to the BUILDER as above provided, shall be final and binding insofar as conformity of the VESSEL with the SPECIFICATIONS is concerned and shall preclude the BUYER from refusing formal delivery of the VESSEL as hereinafter provided, if the BUILDER complies with all conditions of delivery, as herein set forth and provided that, in the case of qualified acceptance, any matters which were mentioned in the notice of the qualified acceptance by the BUYER as requiring correction have been corrected satisfactorily.

If the BUYER fails to notify the BUILDER of its acceptance or rejection of the VESSEL as hereinabove provided, the BUYER shall be deemed to have accepted the VESSEL. Nothing contained in this Article shall preclude the BUILDER from exercising any and all rights which the BUILDER has under this CONTRACT if the BUILDER disagrees with the BUYER’s rejection of the VESSEL or any reasons given for such rejection, including arbitration provided in Article XIV hereof.

(End of Article)

ARTICLE VII : DELIVERY

1.                 TIME AND PLACE

The VESSEL shall be delivered by the BUILDER to the BUYER at the SHIPYARD, safely afloat on or before 31st December, 2009 (hereinafter called the “DELIVERY DATE”) after completion of satisfactory trials and acceptance by the BUYER in accordance with the terms of Article VI, except that, in the event of delays in delivery of the VESSEL by the BUILDER due to causes which under the terms of this CONTRACT permit extensions of the time for delivery of the VESSEL, the aforementioned DELIVERY DATE shall be extended accordingly.

It is hereby agreed that the BUILDER shall have the right to advance the DELIVERY DATE provided that the BUILDER shall have given to the BUYER written notice of the new proposed earlier delivery date at least six (6) months before such new proposed advanced delivery date; and

Any such new proposed earlier delivery date shall be considered as the DELIVERY DATE for the purpose of this CONTRACT.

2.                 WHEN AND HOW EFFECTED

Provided that the BUYER shall concurrently with delivery of the VESSEL release to the BUILDER the fifth instalment as set forth in Article X.2. hereof and shall have fulfilled all of its obligations provided for in this CONTRACT, delivery of the VESSEL shall be forthwith effected upon acceptance thereof by the BUYER, as hereinabove provided, by the concurrent delivery by each of the parties hereto to the other of a PROTOCOL OF DELIVERY AND ACCEPTANCE acknowledging delivery of the VESSEL by the BUILDER and acceptance thereof by the BUYER, which PROTOCOL shall be prepared in duplicate and signed by each of the parties hereto.

3.                 DOCUMENTS TO BE DELIVERED TO THE BUYER

Upon delivery and acceptance of the VESSEL, the BUILDER shall deliver to the BUYER the following documents, which shall accompany the aforementioned PROTOCOL OF DELIVERY AND ACCEPTANCE :

(a)            PROTOCOL OF TRIALS of the VESSEL made pursuant to this CONTRACT and the SPECIFICATIONS,

(b)           PROTOCOL OF INVENTORY of the equipment of the VESSEL, including spare parts, all as specified in the SPECIFICATIONS,

(c)            PROTOCOL OF STORES OF CONSUMABLE NATURE, such as all fuel oil and fresh water remaining in tanks if its cost is charged to the BUYER under Article VI.4. hereof,

(d)           DRAWINGS AND PLANS pertaining to the VESSEL as stipulated in the SPECIFICATIONS, which shall be furnished to the BUYER at no additional cost,

(e)            ALL CERTIFICATES required to be furnished upon delivery of the VESSEL pursuant to this CONTRACT, the SPECIFICATIONS and the customary shipbuilding practice, including

(i)                                 Classification Certificate

(ii)                              Safety Construction Certificate

(iii)                           Safety Equipment Certificate

(iv)                          Safety Radio Certificate

(v)                             International Loadline Certificate

(vi)                          International Tonnage Certificate

(vii)                       BUILDER’s Certificate

(viii)                    De-ratting Exemption Certificate

However, it is agreed by the parties that if the Classification Certificate and/or other certificates are not available at the time of delivery of the VESSEL, provisional certificates shall be accepted by the BUYER, provided that the BUILDER shall furnish the BUYER with formal certificates as promptly as possible after such formal certificates have been issued.

(f)              DECLARATION OF WARRANTY of the BUILDER that the VESSEL is delivered to the BUYER free and clear of any liens, claims, mortgages, or other encumbrances upon the BUYER’s title thereto, and in particular, that the VESSEL is absolutely free of all burdens in the nature of imposts, taxes, or charges imposed by the prefecture or country of the port of delivery, as well as of all liabilities of the BUILDER to its sub-contractors and employees and of all liabilities arising from the operation of the VESSEL in trial runs, or otherwise, prior to delivery except as otherwise provided under this CONTRACT.

(g)                     COMMERCIAL INVOICE.

4.                 TENDER OF THE VESSEL

If the BUYER fails to take delivery of the VESSEL after completion thereof according to this CONTRACT and the SPECIFICATIONS, the BUILDER shall have the right to tender delivery of the VESSEL after compliance with all procedural requirements as provided above.

5.                 TITLE AND RISK

Title and risk shall pass to the BUYER upon delivery and acceptance of the VESSEL being effected as stated above and the BUILDER shall be free of all responsibility or liability whatsoever related with this CONTRACT except for the warranty of quality contained in Article IX and the obligation to correct and/or remedy, as provided in Article VI.5.(d), if any, it being expressly understood that, until such delivery is effected, the VESSEL and equipment thereof are at the entire risk of the BUILDER including but not confined to, risks of war, insurrection and seizure by Governments or Authorities, whether Korean or foreign, and whether at war or at peace. The title to the BUYER’s supplies as provided in Article XII shall remain with the BUYER and the BUILDER’s responsibility for such BUYER’s supplies shall be as described in Article XII.2.

6.                 REMOVAL OF THE VESSEL

The BUYER shall take possession of the VESSEL immediately upon delivery thereof and shall remove the VESSEL from the SHIPYARD within three (3) days after delivery thereof is effected. Port dues and other charges levied by the Korean Government Authorities after delivery of the VESSEL and any other costs related to the removal of the VESSEL shall be borne by the BUYER.

(End of Article)

ARTICLE VIII : DELAYS AND EXTENSIONS OF TIME (FORCE MAJEURE)

1.                 CAUSES OF DELAY

If, at any time after signing this CONTRACT, either the construction or delivery of the VESSEL or any performance required hereunder as a prerequisite to the delivery thereof is delayed by any of the following events; namely war, acts of state or government, blockade, revolution, insurrections, mobilization, civil commotion, riots, general workers strikes, sabotage,  Acts of God or the public enemy, plague or other epidemics, quarantines, prolonged failure of electric current, freight embargoes, or defects in major forgings or castings, or delays in the BUYER’s supplies as stipulated in Article XII, if any, or or defects in materials, machinery or equipment which could not have been detected by the BUILDER using reasonable care or earthquakes, tidal waves, typhoons, hurricanes, prolonged or unusually severe weather conditions or by destruction of the premises or works of the BUILDER or its sub-contractors, or of the VESSEL, or any part thereof, by fire, landslides, flood, lightning, explosion or the BUILDER’s performance under the CONTRACT, or delays caused by the CLASSIFICATION SOCIETY or the BUYER’s faulty action or omission, or other causes beyond the control of the BUILDER, or its sub-contractors, as the case may be, or for any other causes which, under the terms of this CONTRACT, authorise and permit extension of the time for delivery of the VESSEL, then, in the event of delays due to the happening of any of the aforementioned contingencies, the DELIVERY DATE of the VESSEL under this CONTRACT shall be extended for a period of time which shall not exceed the total accumulated time of all such delays.

The BUILDER shall have used reasonable efforts to mitigate the duration and effects of such events of the construction schedule.

2.                 NOTICE OF DELAYS

As soon as practicably possible after commencement of any delay but not later than fourteen (14) days on account of which the BUILDER claims that it is entitled under this CONTRACT to an extension of the DELIVERY DATE of the VESSEL, excluding delays due to arbitration, the BUILDER shall advise the BUYER in writing or by facsimile of the date such delay commenced, the reasons thereof and, if possible, its estimated duration of the probable delay in the delivery of the VESSEL, and shall supply the BUYER if reasonably available with evidence to justify the delay claimed. Within fourteen (14) days after such delay ends, the BUILDER shall likewise advise the BUYER in writing or by facsimile of the date that such delay ended, and also, shall specify the period of time by which the BUILDER claims the DELIVERY DATE should be extended by reason of such delay. Failure of the BUYER to object to the BUILDER’s notification of any claim for extension of the date for delivery of the VESSEL within fourteen (14) days after receipt by the BUYER of such notification shall be deemed to be a waiver by the BUYER of its right to object to such extension.

3.                 RIGHT TO RESCIND FOR EXCESSIVE DELAY

If the total accumulated time of all permissible and non-permissible delays, excluding delays due to (i) arbitration under Article XIV, (ii) the BUYER’s defaults under Article XI, (iii) modifications and changes under Article V or (iv) delays or defects in the BUYER’s supplies as stipulated in Article XII, aggregates two hundred and forty (240) days or more, then, the BUYER may, at any time thereafter, rescind this CONTRACT by giving a written notice of rescission to the BUILDER. Such rescission shall be effective as of the date the notice thereof is received by the BUILDER.

If the BUYER has not served the notice of rescission as provided in the above or Article III.1. hereof, the BUILDER may, at any time after expiration of the accumulated time of the delay in delivery, either two hundred and forty (240) days in case of the delay in this Paragraph or two hundred and ten (210) days in case of the delay in Article III.1, notify the BUYER of the future date upon which the BUILDER estimates the VESSEL will be ready for delivery and demand in writing or by facsimile that the BUYER make an election either to rescind this CONTRACT or to consent to the delivery of the VESSEL at such future date, in which case the BUYER shall, within fourteen(14) days after receipt of such demand, make and notify the BUILDER of such election. If the BUYER elects to consent to the delivery of the VESSEL at such future date (or other future date as the parties may agree):

(a)            Such future date shall become the contractual delivery date for the purposes of this CONTRACT and shall be subject to extension by reason of permissible delays as herein provided, and

(b)           If the VESSEL is not delivered by such revised contractual delivery date (as extended by reason of permissible delays), the BUYER shall have the same right of rescission upon the same terms as provided in the above and Article III. 1.

If the BUYER shall not make an election within fourteen(14) days as provided hereinabove, the BUYER shall be deemed to have accepted such extension of the DELIVERY DATE to the future delivery date indicated by the BUILDER.

4.              DEFINITION OF PERMISSIBLE DELAYS

Delays on account of the foregoing causes shall be understood to be permissible delays, and are to be distinguished from non-permissible unauthorised delays on account of which the CONTRACT PRICE of the VESSEL is subject to adjustment as provided in Article III hereof.

(End of Article)

ARTICLE IX : WARRANTY OF QUALITY

1.                 GUARANTEE OF MATERIAL AND WORKMANSHIP

The BUILDER, for the period of twelve (12) months from the date of delivery of the VESSEL to the BUYER, guarantees the VESSEL and her engine and all parts and equipment thereof that are manufactured or furnished by the BUILDER under this CONTRACT against all defects which are directly due to faulty design, defective materials, construction miscalculation and/or poor workmanship, or negligent or other improper acts or omissions on the part of the BUILDER or its subcontractors provided such defects have not been caused by perils of the sea, rivers or navigations, or by normal wear and tear, overloading, improper loading or stowage, corrosion of the materials other than related to lack of maintenance, fire, accidents at sea or elsewhere, or by incompetence, mismanagement, negligence or wilful neglect or any alteration or addition to the VESSEL which has not previously been approved by the BUILDER.

The BUILDER will be responsible for all machinery or parts of machinery and all constructions which are supplied by sub-contractors and will guarantee the above mentioned for a period of twelve (12) months on the basis as laid down in this Paragraph. Upon rectification of an item claimed under this guarantee, this item shall be covered for further twelve (12) months under the same terms and conditions. However, this is limited to a maximum of Eighteen (18) months from Delivery Date.

2.                 NOTICE OF DEFECTS

The BUYER or its duly authorised representative will notify the BUILDER in writing or by facsimile promptly after discovery of any defect for which a claim is to be made under this guarantee.

The BUYER’s written notice shall include full particulars as to the nature of the defect and the extent of the damage caused thereby, but excluding consequential damage as hereinafter provided. The BUILDER will be under no obligation with respect to this guarantee in respect of any claim for defects discovered prior to the expiry date of the guarantee, unless notice of such defects is received by the BUILDER before the expiry date. However, facsimiled advice received by the BUILDER within seven (7) days after such expiry date that a claim is forthcoming will be sufficient compliance with the requirement as to time, provided that such facsimiled advice shall include at least a brief description of the defect including the identity of the equipment, extent of damage, name and number of any replacement part and description of any remedial work required, and that full particulars are given to the BUILDER not later than fourteen (14) days after the expiry date.

3.                 REMEDY OF DEFECTS

(a)             The BUILDER shall remedy, at its expense, any defects, against which the VESSEL is guaranteed under this Article, by making all necessary and reasonably practicable repairs or replacements at the SHIPYARD or elsewhere as provided for in (b) hereinbelow.

In such case, the VESSEL shall be taken at the BUYER’s cost and responsibility to the place selected, ready in all respects for such repairs or replacements and in any event, the BUILDER shall not be responsible for towage

(b)           However, BUYER should determine and prove if it is commercially and/or operationally impractical (which shall include, but not be limited to, an emergency) to bring the VESSEL to the SHIPYARD, the BUYER may cause the necessary repairs or replacements to be made elsewhere which is deemed by the BUYER with the consent of the BUILDER which shall not be unreasonably withheld, to be suitable for the purpose, provided that, in such event, the BUILDER may forward or supply replacement parts or materials under the terms described in (c) hereinbelow, unless forwarding or supplying thereof under the terms described in (c) hereinbelow would impair or delay the operation or working schedule of the VESSEL. In the event that the BUYER proposes to cause the necessary repairs or replacements to be made to the VESSEL at any shipyard or works other than the SHIPYARD, the BUYER shall first (but in all events as soon as reasonably possible) give the BUILDER notice in writing or by facsimile of the time and place such repairs will be made, and if the VESSEL is not thereby delayed, or her operation or working schedule is not thereby impaired, the BUILDER shall have the right to verify by its own representative(s) the nature and extent of the defects complained of. The BUILDER shall, in such case, promptly advise the BUYER by facsimile, after such examination has been completed, of its acceptance or rejection of the defects as ones that are covered by the guarantee herein provided. Upon the BUILDER’s acceptance of the defects as justifying remedy under this Article, or upon award of the arbitration so determining, the BUILDER shall compensate the BUYER an amount equal to the actual proven cost of making the same repairs or replacements.

(c)            In the event that it is necessary for the BUILDER to forward a replacement for a defective part under this guarantee, replacement parts shall be shipped to the BUYER under the terms of CIF port of the country where vessel will be repaired.

(d)           The BUILDER reserves the option to retrieve, at the BUILDER’s cost, any of the replaced equipment/parts in case defects are remedied in accordance with the provisions in this Article.

(e)            Any dispute under this Article shall be referred to arbitration in accordance with the provisions of Article XIV hereof.

4.                 EXTENT OF THE BUILDER’S LIABILITY

(a)            After delivery of the VESSEL the responsibility of the BUILDER in respect of and/or in connection with the VESSEL and/or this CONTRACT shall be limited to the extent expressly provided in the Paragraphs of this Article. Except as expressly provided in the Paragraphs of this Article, in no circumstances and on no ground whatsoever shall the BUILDER have any responsibility or liability whatsoever or howsoever arising in respect of or in connection with the VESSEL or this CONTRACT after the delivery of the VESSEL. Further, but without in any way limiting the generality of the foregoing, the BUILDER shall have no liability or responsibility whatsoever or howsoever arising for or in connection with any consequential or special losses, damages or expenses (including but not limited to loss of time, loss of profit or earnings or demurrage directly or indirectly caused), any pecuniary loss or expense, any liability to any third party or any fine, compensation, penalty or other payment or sanction incurred by or imposed upon the BUYER or any other party whatsoever in relation to or in connection with this CONTRACT or the VESSEL.

(b)           The BUILDER shall be under no obligation with respect to defects in respect of which the BUILDER has not received notice in accordance with Paragraph 2 of this Article by the expiry date of the guarantee specified in Paragraph 1, nor in any event shall the BUILDER be liable for any worsening of the defects after the expiry date of the guarantee.

(c)            The BUILDER shall under no circumstances be liable for defects in the VESSEL or any part of equipment thereof caused by perils of the sea, rivers or navigations, or by normal wear and tear, overloading, improper loading or stowage, corrosion of the materials other than related to lack of maintenance, fire, accidents at sea or elsewhere, or by incompetence, mismanagement, negligence or wilful neglect or any alteration or addition on the part of the BUYER, its employees or agents or any other person on or doing work on the VESSEL, including the VESSEL’s officers, crew and passengers. Likewise, the BUILDER shall not be liable for defects in the VESSEL or any part of equipment thereof that are due to repairs carried out by any other than the BUILDER or which have not been carried out in accordance with the procedure set out in Paragraph 3 (b) of this Article.

(d)           The BUILDER shall not be obliged to repair, not be liable for, damage to the VESSEL or any part of the equipment thereof, which after delivery of the VESSEL, is caused other than by the defects of the nature specified in this Article. The guarantees contained as hereinabove in this Article replace and exclude any other liability, guarantee, warranty and/or condition imposed or implied by statute, common law, custom, contract (including this CONTRACT) or otherwise on the part of the BUILDER by reason of the construction and sale of the VESSEL for and to the BUYER or for any other reason whatsoever.

5.                       GUARANTEE ENGINEER

The BUILDER shall have the right to appoint a Guarantee Engineer to serve on the VESSEL as its representative for a period of Three (3) months from the date the VESSEL is delivered. However, if the BUYER and the BUILDER shall deem it necessary to keep the Guarantee Engineer on the VESSEL for a longer period, then he shall remain on board the VESSEL after the said Three (3) months, but not longer than Six (6) months from the delivery of the VESSEL.

The BUYER, and its employees, shall give such Guarantee Engineer full cooperation in carrying out his duties as the representative of the BUILDER on board the VESSEL.

The Guarantee Engineer shall sign BUYER’s Indemnity Forms and shall at all times deemed to be an employee of the BUILDER.

The BUYER shall accord the Guarantee Engineer treatment comparable to the VESSEL’s Chief Engineer, and shall provide board and lodging at no cost to the BUILDER and/or the Guarantee Engineer.

While the Guarantee Engineer is on board the VESSEL, the BUYER shall pay to the BUILDER the sum of United States Dollars Six Thousand and Five Hundred (US$ 6,500.-) per month as a compensation for a part of cost and charges to be borne by the BUILDER in connection with Guarantee Engineer and also shall pay the expenses of his repatriation to

Korea by air upon termination of his service, the expenses of his communication with the BUILDER incurred in performing his duties and expenses, if any, of his medical and hospital care in the VESSEL’s hospital.

Pertaining to the detailed particulars of this Paragraph, an agreement will be made according to this effect between the parties hereto upon delivery of the VESSEL.

(End of Article)

ARTICLE X : PAYMENT

1.                 CURRENCY

All payments under this CONTRACT shall be made in United States Dollars.

2.                 TERMS OF PAYMENT

The payments of the CONTRACT PRICE shall be made as follows :

(a)            First Instalment

Twenty per cent (20%) of the CONTRACT PRICE amounting to U.S.Dollars Eighteen Million Three Hundred Thousand only (US$ 18,300,000.-) shall be paid within three (3) business days after receipt by the BUYER of the original of the Refund Guarantee specified in Paragraph 8 of this Article.

Under this CONTRACT, in counting the business days, only Saturdays and Sundays are excepted. When a due date falls on a day when banks are not open for business in New York, N.Y., U.S.A., such due date shall fall due upon the first business day next following.

(b)           Second Instalment

Twenty per cent (20%) of the CONTRACT PRICE amounting to U.S.Dollars Eighteen Million Three Hundred Thousand only (US$ 18,300,000.-) shall be paid within three (3) business days of receipt by the Buyer of a facsimiled advice from the BUILDER that steel cutting has been commenced.

(c)            Third Instalment

Ten per cent (10%) of the CONTRACT PRICE amounting to U.S.Dollars Nine Million One Hundered Fifty Thousand only (US$ 9,150,000.-) shall be paid within three (3) business days of receipt by the BUYER of a facsimiled advice from the BUILDER that the first block of the keel has been laid.

(d)           Fourth Instalment

Ten per cent (10%) of the CONTRACT PRICE amounting to U.S.Dollars Nine Million One Hundred Fifty Thousand only (US$ 9,150,000-) shall be paid within three (3) business days of receipt by the BUYER of a facsimiled advice from the BUILDER that the launching of the VESSEL has been completed.

(f)              Fifth Instalment

Forty per cent (40%) of the CONTRACT PRICE amounting to U.S.Dollars Thirty Six Million Six Hundred Thousand only (US$ 36,600,000.-) plus or minus any increase or decrease due to modifications and/or adjustment, if any, arising prior to delivery of the VESSEL of the CONTRACT PRICE under Articles III and V of this CONTRACT shall be paid to the BUILDER concurrently with the delivery of the VESSEL. (The date stipulated for payment of each of the five instalments mentioned above is hereinafter in this Article and in Article XI referred to as the “DUE DATE” of that instalment).

It is understood and agreed upon by the BUILDER and the BUYER that all payments under the provisions of this Article shall not be delayed or withheld by the BUYER due to any dispute or disagreement of whatsoever nature arising between the BUILDER and the BUYER. Should there be any dispute in this connection, the matter shall be dealt with in accordance with the provisions of arbitration in Article XIV hereof. Expenses for remitting payments and any other expenses connected with such payments shall be for the account of the BUYER.

3.                 DEMAND FOR PAYMENT

At least fourteen (14) days prior to the date of each event provided in Paragraph 2 of this Article on which any payment shall fall due hereunder, with the exception of the payment of the first and second instalments, the BUILDER shall notify the BUYER by facsimile of the date such payment shall become due.

The BUYER shall immediately acknowledge receipt of such notification by facsimile to the BUILDER, and make payment as set forth in this Article. If the BUILDER fails to receive the BUYER’s said acknowledgement within three (3) days after sending the aforementioned notification, the BUILDER shall promptly facsimile to the BUYER a second notification of similar import. The BUYER shall immediately acknowledge by facsimile receipt of the foregoing second notification regardless of whether or not the first notification was acknowledged as aforesaid.

4.                 METHOD OF PAYMENT

(a)           All the pre-delivery payments and the payment due on delivery in settlement of the CONTRACT PRICE as provided for in Paragraph 2 of this Article shall be made in U.S. Dollars on or before the DUE DATE thereof by telegraphic transfer as follows ;

(i)                                    The payment of the first, second, third and fourth instalments shall be made to the account of the BUILDER with a bank to be duly designated by the BUILDER, in Korea (the “BUILDER’S BANK”) or any other bank by telegraphic transfer remittance at least two(2) business days prior to the DUE DATE notified by the BUILDER.

(ii)                                 The fifth instalment as provided for in Paragraph 2.(f) of this Article shall be deposited at the BUILDER’S BANK in the name of the Buyer or, if the BUILDER requires, with any other bank in the name of the Byuer by telegraphic transfer remittance at least two (2) business days prior to the scheduled delivery date of the VESSEL notified by the BUILDER, with instructions that the said instalment is payable to the BUILDER against presentation by the BUILDER to the BUILDER’S BANK or any other bank, as the case may be, of a duplicate original copy of the PROTOCOL OF DELIVERY AND ACCEPTANCE of the VESSEL signed by the BUILDER and the BUYER.

(b)           Simultaneously with each of such payments, the BUYER shall advise the BUILDER of the details of the payments by facsimile and at the same time, the BUYER shall cause the BUYER’s remitting Bank to advise the BUILDER’S BANK or any other bank of the details of such payments by authenticated bank cable or telex.

5.                 REFUND BY THE BUILDER

The payments made by the BUYER to the BUILDER prior to delivery of the VESSEL shall constitute advances to the BUILDER. If the VESSEL is rejected by the BUYER in accordance with the terms of this CONTRACT, or except in the case of rescission or rescission of this CONTRACT by the BUILDER under the provisions of Article XI hereof, if the BUYER terminates or rescinds this CONTRACT pursuant to any of the provisions of this CONTRACT specifically permitting the BUYER to do so, the BUILDER shall forthwith refund to the BUYER, in U.S. Dollars, the full amount of total sums paid by the BUYER to the BUILDER in advance of delivery together with interest thereon as herein provided.

The transfer and other bank charges of such refund shall be for the BUILDER’s account. The interest rate of the refund, as above provided, shall be seven per cent (7%) per annum from the date following the date of receipt by the BUILDER of the pre-delivery instalment(s) to the date of remittance by telegraphic transfer of such refund, provided, however, that if the cancellation of this CONTRACT by the BUYER is based upon delays due to force majeure or other causes beyond the control of the BUILDER as provided for in Article VIII hereof, then in such event, the interest rate of refund shall be reduced to six point five per cent (6.5%) per annum.

It is hereby understood by both parties that payment of any interest provided herein is by way of liquidated damages due to rescission of this CONTRACT and not by way of compensation for use of money.

If, the BUILDER is required to refund to the BUYER the instalments paid by the BUYER to the BUILDER as provided in this Paragraph, the BUILDER shall return to the BUYER all of the BUYER’s supplies as stipulated in Article XII which were not incorporated into the VESSEL and pay to the BUYER an amount equal to the cost to the BUYER of those supplies incorporated into the VESSEL.

6.                 TOTAL LOSS

If there is a total loss or a constructive total loss of the VESSEL prior to delivery thereof, the BUILDER shall proceed according to the option of the Buyer hereto either:

(a)            to build another vessel in place of the VESSEL so lost and deliver it under this CONTRACT to the BUYER, provided that the parties hereto shall have agreed in writing to a reasonable cost and time for the construction of such vessel in place of the lost VESSEL; or

(b)           to refund to the BUYER the full amount of the total sums paid by the BUYER to the BUILDER under the provisions of Paragraph 2 of this Article together with interest thereon at the rate of six point five per cent (6.5%) per annum from the date following the date of receipt by the BUILDER of such pre-delivery instalment(s) to the date of payment by the BUILDER to the BUYER of the refund.

If the parties hereto fail to reach such agreement within two (2) months after the VESSEL is determined to be a total loss or constructive total loss, the provisions of (b) hereinabove shall be applied.

7.                 DISCHARGE OF OBLIGATIONS

Such refund as provided in the foregoing Paragraphs 5 and 6 by the BUILDER to the BUYER shall forthwith discharge all the obligations, duties and liabilities of each of the parties hereto to the other except the claims of the BUILDER against the BUYER, if any, under this CONTRACT. Any and all refunds or payments due to the BUYER under this CONTRACT shall be effected by telegraphic transfer to the account specified by the BUYER.

8.                 REFUND GUARANTEE

The BUILDER shall deliver to the BUYER by hard copy or by SWIFT through the BUYER’s bank, acceptable to the BUILDER, an assignable letter of guarantee issued by a Bank acceptable to the Buyer as soon as possible but in any case no later than Ninety (90) days from the date of this CONTRACT for the refund of the pre-delivery instalments plus interest as aforesaid to the BUYER under or pursuant to Paragraph 5 above in the form annexed hereto as Exhibit “A”. All expenses in issuing and maintaining the letter of guarantee described in this Paragraph shall be borne by the BUILDER. In case of SWIFT, the BUYER shall advise the BUILDER of the details of the BUYER’s bank including the SWIFT address upon execution of this CONTRACT.

9.                 PERFORMANCE GUARANTEE

Upon signing this CONTRACT, the BUYER shall provide the BUILDER with an irrevocable and Corporate Guarantee pursuant to the Terms and Provisions of this Contract issued by a Corporate Guarantor acceptable to the BUILDER for the due and faithful performance by the BUYER of all its liabilities and responsibilities under the CONTRACT including, but not limited to, the payment of the CONTRACT PRICE and taking delivery of the VESSEL, in the form annexed hereto as Exhibit “B”.

(End of Article)

ARTICLE XI : BUYER’S DEFAULT

1.                 DEFINITION OF DEFAULT

The BUYER shall be deemed to be in default under this CONTRACT in the following cases :

(a)            If the first, second, third and fourth instalment is not paid to the BUILDER within respective Three (3) banking days of such instalments; or

(b)           If the fifth instalment is not deposited at the BUILDER’S BANK or at the account of the BUILDER with any other bank in accordance with Article X.4.(a)(ii) hereof or if the said fifth instalment deposit is not released to the BUILDER against presentation by the BUILDER of a duplicate original copy of the PROTOCOL OF DELIVERY AND ACCEPTANCE; or

(c)            If the BUYER fails to take delivery of the VESSEL when the VESSEL is duly tendered for delivery by the BUILDER within Three (3) banking days under the provisions of Article VII hereof; or

(d)           If and order or an effective resolution shall be passed for winding up of the BUYER (except for the purpose of reorganization, merger or amalgamation); or

(e)            If the BUYER fails to be in punctual, due and full compliance with any of its obligations under this CONTRACT.

In case the BUYER is in default of any of its obligations under this CONTRACT, the BUILDER is entitled to and shall have the following rights, powers and remedies in addition to such other rights, powers and remedies as the BUILDER may have elsewhere in this CONTRACT and/or at law, at equity or otherwise.

2.                 EFFECT OF THE BUYER’S DEFAULT ON OR BEFORE THE DELIVERY OF THE VESSEL

If the BUYER shall be in default as provided in Paragraph 1 above of its obligations under this CONTRACT, then;

(a)            The DELIVERY DATE of the VESSEL shall be extended automatically for the actual period of such default and the BUILDER shall not be obliged to pay any liquidated damages for the delay in delivery of the VESSEL caused thereby.

(b)           The BUYER shall pay to the BUILDER interest at the rate of seven per cent (7%) per annum in respect of the instalment(s) in default from the respective DUE DATE to the date of actual receipt by the BUILDER of the full amount of such instalment(s).

(c)            If the BUYER is in default in payment of any of the instalment(s) due and payable prior to or simultaneously with the delivery of the VESSEL, the BUILDER shall, in writing or by facsimile, notify the BUYER to that effect, and the BUYER shall, upon receipt of such notification, forthwith acknowledge in writing or by facsimile to the BUILDER that such notification has been received.

(d)           If any of the BUYER’s default continues for a period of ten(10) days after the BUILDER’s notification to the BUYER of such default, the BUILDER may, at its option, rescind this CONTRACT by serving upon the BUYER a written notice or a facsimile notice of rescission confirmed in writing.

(e)           In the event of such rescission by the BUILDER of this CONTRACT due to the BUYER’s default as provided for in paragraph 1 above, the BUILDER shall be entitled to retain and apply the instalments already paid by the BUYER to the recovery of the BUILDER’s loss and damage including, but not being limited to, reasonable estimated profit due to the BUYER’s default and the rescission of this CONTRACT and at the same time the BUILDER shall have the full right and power either to complete or not to complete the VESSEL which is the sole property of the BUILDER as it deems fit, and to sell the VESSEL at a public or private sale on such terms and conditions as the BUILDER thinks fit without being answerable for any loss or damage.

The proceeds received by the BUILDER from the sale shall be applied in addition to the instalment(s) retained by the BUILDER as mentioned hereinabove as follows : -

First,                           in payment of all reasonable costs and expenses of the sale of the VESSEL, including interest thereon at seven per cent (7%) per annum from the respective date of payment of such costs and expenses aforesaid to the date of sale on account of the BUYER’s default.

Second,           if the VESSEL has been completed, in or towards satisfaction of the unpaid balance of the CONTRACT PRICE, to which shall be added the cost of all additional work and extras agreed by the BUYER including interest thereon at seven per cent (7%) per annum from the respective DUE DATE of the instalment in default to the date of sale, or if the VESSEL has not been completed, in or towards satisfaction of the unpaid amount of the cost incurred by the BUILDER prior to the date of sale on account of construction of the VESSEL, including work, labour, materials and reasonably estimated profit which the BUILDER would have been entitled to receive if the VESSEL had been completed and delivered plus interest thereon at seven per cent (7%) per annum from the respective DUE DATE of the instalment in default to the date of sale.

Third,                      the balance of the proceeds, if any, shall belong to the BUYER, and shall forthwith be paid over to the BUYER by the BUILDER.

In the event of the proceeds from the sale together with instalment(s) retained by the BUILDER being insufficient to pay the BUILDER, the BUYER shall be liable for the deficiency and shall pay the same to the BUILDER upon its demand.

(End of Article)

ARTICLE XII : BUYER’S SUPPLIES

1.                 RESPONSIBILITY OF THE BUYER

The BUYER shall, at its own risk, cost and expense, supply all the BUYER’s supplies as specified in Paragraph 0.16.1 of the SPECIFICATIONS (hereinafter called the “BUYER’S SUPPLIES”), to the BUILDER at the SHIPYARD in proper condition ready for installation and in accordance with the time schedule to be furnished by the BUILDER sixty (60) days from signing this Contract.

In order to facilitate the installation of the BUYER’S SUPPLIES by the BUILDER, the BUYER shall furnish the BUILDER with the necessary plans, instruction books, test report and all test certificates required by the BUILDER and shall cause the representative(s) of the makers of the BUYER’S SUPPLIES to give the BUILDER any advice, instructions or assistance which the BUILDER may reasonably require in the installation or adjustment thereof at the SHIPYARD, all without cost or expense to the BUILDER.

The BUYER shall be liable for any expense incurred by the BUILDER for repair of the BUYER’S SUPPLIES due to defective design or materials, poor workmanship or performance or due to damage in transit and the DELIVERY DATE of the VESSEL shall be extended for the period of such repair if such repair shall affect the delivery of the VESSEL.

Commissioning into good order of the BUYER’S SUPPLIES during and after installation on board shall be made at the BUYER’s expense by the representative of respective maker or the person designated by the BUYER in accordance with the BUILDER’s building schedule.

Should the BUYER fail to deliver to the BUILDER the BUYER’S SUPPLIES and the necessary document or advice for such supplies within the time specified by the BUILDER, the DELIVERY DATE of the VESSEL shall automatically be extended for the period of such delay if such delay in delivery shall affect the delivery of the VESSEL. In such event, the BUYER shall pay to the BUILDER all losses and damages sustained by the BUILDER due to such delay in the delivery of the BUYER’S SUPPLIES and such payment shall be made upon delivery of the VESSEL, provided, however, that the BUILDER shall have :

(a)            furnished the BUYER with the time schedule referred to above, two (2) months prior to installation of the BUYER’S SUPPLIES and

(b)           given the BUYER written notice of any delay in delivery of the BUYER’S SUPPLIES and the necessary document or advice for such supplies as soon as the delay occurs which might give rise to a claim by the BUILDER under this Paragraph.

Furthermore, if the delay in delivery of the BUYER’S SUPPLIES and the necessary document or advice for such supplies should exceed twenty (20) days from the date specified by the BUILDER, the BUILDER shall be entitled to proceed with construction of the VESSEL without installation of such items (regardless of their nature or importance to the BUYER or the VESSEL) in or on the VESSEL without prejudice to the BUILDER’s right hereinabove provided, and the BUYER shall accept the VESSEL so completed.

2.                 RESPONSIBILITY OF THE BUILDER

The BUILDER shall be responsible for storing, safekeeping and handling with reasonable care of the BUYER’S SUPPLIES which the BUILDER is required to install on board the VESSEL under Paragraph 0.16.1 of the SPECIFICATIONS after delivery of such supplies to the SHIPYARD, and shall install such supplies on board the VESSEL at the BUILDER’s expense unless otherwise specified in the SPECIFICATIONS.

However, the BUILDER shall not be responsible for the quality, performance or efficiency of any equipment included in the BUYER’S SUPPLIES and is under no obligation with respect to the guarantee of such equipment against any defects caused by poor quality, performance or efficiency of the BUYER’S SUPPLIES. If any of the BUYER’S SUPPLIES is lost or damaged while in the custody of the BUILDER, the BUILDER shall, if the loss or damage is due to wilful default or negligence on its part, be responsible for such loss or damage.

(End of Article)

ARTICLE XIII - INSURANCE

1.                          EXTENT OF INSURANCE COVERAGE

From the time of launching until delivery of the VESSEL, the BUILDER shall, at its own cost and expense, insure the VESSEL and all machinery and equipment, appurtenances and outfits, including the BUYER’s Supplies, built into or installed in or upon the VESSEL, against all risks under the “Institute Causes for BUILDER’s Risk”, with first class insurance company or underwriters in.

The amount of such insurance coverage shall, up to the date of delivery of the VESSEL, not be less than the aggregate amount of all instalments paid by the BUYER to the BUILDER, plus the value of the BUYER’s Supplies in the custody of the Shipyard.

The BUILDER shall provide the copy of corresponding insurance coverage of the VESSEL to the BUYER.

2.                          TERMINATION OF BUILDER’S OBLIGATION TO INSURE

The BUILDER shall be under no obligation to insure the VESSEL hereunder after delivery and acceptance of the VESSEL.

(End of Article)

ARTICLE XIV: ARBITRATION

1.                 APPOINTMENT OF THE ARBITRATOR

If any dispute or difference shall arise between the parties hereto concerning any matter or thing herein contained, or the operation or the design and / or construction of the VESSEL, its machinery and equipment thereof, or any matter or thing in any way connected with this CONTRACT or the rights, duties or liabilities of either party under or in connection with this CONTRACT, then, in every such case, the dispute or difference shall be referred to arbitration in London by a sole arbitrator. The arbitrator shall be appointed by agreement within fourteen (14) days of first written notification of either party to the other of intention to arbitrate such dispute or difference, or in default of such agreement, upon the application of either of the parties, by the President for the time being of the London Maritime Arbitrators Association who shall in making any such appointment have due regard to the requirement for an expeditious resolution of the dispute and in particular the availability of any arbitrator so appointed for an early hearing date.

2.                 LAWS APPLICABLE

Any arbitration arising hereunder shall be governed by and construed in accordance with the Arbitration Act 1996 of England or any statutory modification or re-enactments thereof for the time being in force. The award of the arbitrator shall be final and binding upon parties hereto.

3.                 PROCEEDINGS

In the event of any dispute or difference arising or occurring prior to delivery to, or acceptance by, the BUYER of the VESSEL being referred to arbitration, the parties hereby acknowledge that time is of the essence in obtaining an award from the arbitrator on such dispute or difference and the parties hereby agree that the arbitration shall be conducted according to the following timetable:

(a)           The claimant in the arbitration to serve points of claim within fourteen (14) days of the appointment of the arbitrator.

(b)          The respondent in the arbitration to serve points of defence and points of counterclaim,

if any, within fourteen (14) days thereafter.

(c)        The claimant to serve points of reply and defence to counterclaim, if any, within seven (7) days thereafter and the hearing of the arbitration to commence within twelve (12) weeks of the appointment of the arbitrator.

4.                 ALTERATION OF DELIVERY OF THE VESSEL

In the event of the arbitration of any dispute or difference arising or occurring prior to delivery to, or acceptance by the BUYER of the VESSEL, the award by the arbitrator shall include a finding as to whether or not the contractual delivery date of the VESSEL should, as a result of such dispute, be in any way altered thereby.

5.                 NOTICE OF AWARD

The award shall immediately be given to the BUYER and the BUILDER by telefax.

6.                 EXPENSES

The Arbitration Board shall determine which party shall bear the expenses of the arbitration or the portion of such expenses which each party shall bear.

7.                 ENTRY IN COURT

In case of failure by either party to respect the award of the arbitration, the judgement may be entered in any proper court having jurisdiction thereof.

(End of Article)

ARTICLE XV: SUCCESSORS AND ASSIGNS

The BUILDER agrees that, prior to delivery of the VESSEL, this CONTRACT may, with the prior written approval of the BUILDER, which the BUILDER shall not unreasonably withhold, be transferred to and the title thereof may be taken by another company. In the event of any assignment pursuant to the terms of this CONTRACT, the assignee, its successors and assigns shall succeed to all the rights and obligations of the BUYER under this CONTRACT. However, the BUYER shall remain responsible for performance by the assignee, its successors and assigns of all the BUYER’s obligations, liabilities and responsibilities under this CONTRACT. It is understood that any expenses or charges incurred due to the transfer of this CONTRACT shall be for the account of the BUYER.

The BUYER is hereby allowed to assign the Contract for the purposes of financing without BUILDER’S approval. However, the BUYER shall remain responsible for performance by the assignee, its successors and assigns of all the BUYER’s obligations, liabilities and responsibilities under this CONTRACT. It is understood that any expenses or charges incurred due to the transfer of this CONTRACT shall be for the account of the BUYER. The BUYER is further allowed to nominate a company controlled by the BUYER to take over the Contract.

The BUILDER shall fully cooperate in case the BUYER requests UK Tax lease financing arrangements. However, the BUYER shall remain responsible for performance by the assignee, its successors and assigns of all the BUYER’s obligations, liabilities and responsibilities under this CONTRACT. It is understood that any expenses or charges incurred due to the transfer of this CONTRACT shall be for the account of the BUYER.

The BUILDER shall have the right to assign this CONTRACT at any time after the effective date hereof, provided that prior written agreement is obtained from the BUYER.

(End of Article)

ARTICLE XVI: TAXES AND DUTIES

1.                 TAXES

Unless otherwise expressly provided for in this CONTRACT, all costs and taxes including stamp duties, if any, incurred in or levied by any country except Korea in connection with this CONTRACT shall be borne by the BUYER and corresponding costs and taxes in Korea, before delivery of the VESSEL, if any, shall be borne by the BUILDER.

2.                 DUTIES

The BUILDER shall hold the BUYER harmless from any payment of duty imposed in Korea upon materials or supplies which, under the terms of this CONTRACT, or amendments thereto, may be supplied by the BUYER from abroad for the construction of the VESSEL.

The BUILDER shall likewise hold the BUYER harmless from any payment of duty imposed in Korea in connection with materials or supplies for operation of the VESSEL, including running stores, provisions and supplies necessary to stock the VESSEL for its operation. This indemnity does not, however, extend to any items purchased by the BUYER for use in connection with the VESSEL which are not absolutely required for the construction or operation of the VESSEL.

(End of Article)

ARTICLE XVII: PATENTS, TRADEMARKS AND COPYRIGHTS

1.                 PATENTS, TRADEMARKS AND COPYRIGHTS

Machinery and equipment of the VESSEL, whether made or furnished by the BUILDER under this CONTRACT, may bear the patent numbers, trademarks, or trade names of the manufacturers. The BUILDER shall defend and save harmless the BUYER from all liabilities or claims for or on account of the use of any patents, copyrights or design of any nature or kind, or for the infringement thereof including any unpatented invention made or used in the performance of this CONTRACT and also for any costs and expenses of litigation, if any in connection therewith. No such liability or responsibility shall be with the BUILDER with regard to components and/or equipment and/or design supplied by the BUYER.

Nothing contained herein shall be construed as transferring any patent or trademark rights or copyrights in equipment covered by this CONTRACT, and all such rights are hereby expressly reserved to the true and lawful owners thereof.

2.                 RIGHTS TO THE SPECIFICATIONS, PLANS, ETC.

The BUILDER retains all rights with respect to the SPECIFICATIONS, plans and working drawings, technical descriptions, calculations, test results and other data, information and documents concerning the design and construction of the VESSEL and the BUYER shall not disclose the same or divulge any information contained therein to any third parties, including but not limited to any other shipbuilders, without the prior written consent of the BUILDER, excepting where it is necessary for usual operation, repair and maintenance of the VESSEL.

(End of Article)

ARTICLE XVIII: INTERPRETATION AND GOVERNING LAW

This CONTRACT has been prepared in English and shall be executed in duplicate and in such number of additional copies as may be required by either party respectively. The parties hereto agree that the validity and interpretation of this CONTRACT and of each Article and part thereof shall be governed by the laws of England.

(End of Article)

ARTICLE XIX : NOTICE

Any and all notices, requests, demands, instructions, advices and communications in connection with this CONTRACT shall be written in English, sent by registered air mail or facsimile and shall be deemed to be given when first received whether by registered mail or facsimile. They shall be addressed as follows, unless and until otherwise advised : -

To the BUILDER :	Sungdong Shipbuilding & Marine Engineering Co., Ltd.
1609-2, Hwang-li, Gwangdo-myeon, Tongyoung-si,
Gyeongnam, Korea

Contract Administration Department
Attn : Mr. S. K. Ahn
Facsimile: (82) 55 650 9294
Telephone: (82) 55 650 9311

To the BUYER :	Danaos Shipping Co., Ltd.
Akti Kondyli 14, 185 45 Piraeus, Greece
Attn : Mr. Dimitrios Vastarouchas
Facsimile : (30) 210 422 0855
Telephone: (30) 210 419 6529

The said notices shall become effective upon receipt of the letter or facsimile communication by the receiver thereof. Where a notice by facsimile is concerned which is required to be confirmed by letter, then, unless the CONTRACT or the relevant Article thereof otherwise requires, the notice shall become effective upon receipt of the facsimile.

(End of Article)

ARTICLE XX : EFFECTIVENESS OF THIS CONTRACT

This CONTRACT shall become effective upon signing by the parties hereto.

(End of Article)

ARTICLE XXI - INTERPRETATION

1.                          LAWS APPLICABLE

The parties hereto agree that the validity and interpretation of this Contract and of each Article and part thereof shall be governed by the laws of England.

2.                          DISCREPANCIES

All general language or requirements embodied in the SPECIFICATIONS are intended to amplify, explain and implement the requirements of this CONTRACT. However, in the event that any language or requirements so embodied permit of an interpretation inconsistent with any provisions of this Contract, then, in each and every such event, the applicable provisions of this Contract shall prevail and govern. In the event of conflict between the SPECIFICATIONS and Plans, the SPECIFICATIONS shall prevail and govern.

3.                          ENTIRE AGREEMENT

This Contract contains the entire agreement and understanding between the parties hereto and supersedes all prior negotiations, representations, undertaking and agreements on any subject matter of this Contract.

4.                          AMENDMENTS AND SUPPLEMENTS

Any supplement, memorandum of understanding or amendment, whatsoever form it may be relating to this CONTRACT, to be made and signed among parties hereof after signing this CONTRACT, shall be the integral part of this CONTRACT and shall be predominant over the respective corresponding Article and/or Paragraph of this CONTRACT.

The Contract can only be amended in writing.

(End of Article)

ARTICLE XXII : EXCLUSIVENESS

This CONTRACT shall constitute the only and entire agreement between the parties hereto, and unless otherwise expressly provided for in this CONTRACT, all other agreements, oral or written, made and entered into between the parties prior to the execution of this CONTRACT shall be null and void.

(End of Article)

IN WITNESS WHEREOF, the parties hereto have caused this CONTRACT to be duly executed on the date and year first above written.

BUYER		BUILDER

For and on behalf of		For and on behalf of
BOXCARRIER (NO.5) CORP.		SUNGDONG SHIPBUILDING &
MARINE ENGINEERING CO.,LTD.

By	/s/ John Coustas	By	/s/ Kwan Hong Yu
Name: John Coustas		Name: Kwan Hong Yu
Title:		Title:
President & Chief Executive Officer		Chairman & Chief Executive Officer

WITNESS : /s/ Huong Chul Jung, Attorney-in-fact		WITNESS: [Illegible]

EXHIBIT “A”

LETTER OF REFUNDMENT GUARANTEE

Gentlemen :

We hereby issue our letter of guarantee no.             in favour of                    (hereinafter called the “BUYER”) for account of                    (hereinafter called the “BUILDER”) as follows in consideration of the shipbuilding contract dated (hereinafter called the “Contract”) made by and among the BUYER and the BUILDER for the construction of one(1) single screw diesel engine driven Container VESSEL having BUILDER’s Hull No. (hereinafter called the “VESSEL”).

If in connection with the terms of the Contract the BUYER shall become entitled to a refund of the advance payment(s) made to the BUILDER prior to the delivery of the VESSEL, we hereby irrevocably guarantee the repayment of the same to the BUYER immediately on demand being initially US$ (Say U.S. Dollars) together with interest thereon at the rate of Seven (7) percent per annum from the respective dates on which such sums were paid by the BUILDER to the date of remittance by telegraphic transfer of such refund.

The amount of this guarantee will be automatically increased, not more than three times, upon BUILDER’s receipt of the respective instalment: each time by the amount of instalment of US$ (Say U.S. Dollars), US$.- (Say U.S. Dollars) and US$.- (Say U.S. Dollars) respectively plus interest thereon as provided in the Contract, but in any eventuality the amount of this guarantee shall not exceed the total sum of US$.- (Say U.S. Dollars plus interest thereon at the rate of Seven (7) percent per annum from the respective dates on which such sums were paid by the BUYER to the BUILDER to the date of remittance by telegraphic transfer of the refund. However, in the event of cancellation of the CONTRACT being based on delays due to force majeure or other causes beyond the control of the BUILDER, the interest rate of refund shall be reduced to six point five per cent (6.5%) per annum as provided in Article X of the CONTRACT.

Our liability under this letter of guarantee shall not be affected by any alteration to or variation of the terms of the Contract you may hereafter agree with the BUILDER and by any other matter of circumstances, including bankruptcy or insolvency of the BUILDER, which might otherwise discharge our liability hereunder as guarantor of the BUILDER’s obligations as aforesaid.

In case any refund is made to you by the BUILDER or by us under this guarantee, our liability hereunder shall be automatically reduced by the amount of such refund.

This letter of guarantee is available against BUYER’s simple receipt and signed statement certifying that BUYER’s demand for refund has been made in conformity with Article X of the Contract and the BUILDER has failed to make the refund within Thirty One (31) days after BUYER’s demand to the BUILDER.

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Refund shall be made to BUYER by telegraphic transfer in United States Dollars to an account designated by you without deduction, withholding or set-off.

This letter of guarantee shall expire and become null and void upon receipt by the BUYER of the sum guaranteed hereby or upon acceptance by the BUYER of the delivery of the VESSEL in accordance with the terms of the Contract and, in either case, this letter of guarantee shall be returned to us. This guarantee is valid from the date of this letter of guarantee until or in the event of delayed delivery until such time as the VESSEL is delivered by the BUILDER to the BUYER in accordance with the terms of the Contract.

Notwithstanding the provisions hereinabove, in case we receive notification from you or the BUILDER confirmed by an Arbitrator stating that your claim to cancel the Contract or your claim for refundment thereunder has been disputed and referred to Arbitration in accordance with the provisions of the Contract, the period of validity of this guarantee shall be extended until Thirty (30) days after the final and non-appealable award shall be rendered in the Arbitration and a copy thereof acknowledged by the Arbitrators. In such case, this guarantee shall not be available unless and until such acknowledged copy of the final award in the Arbitration justifying your claim is presented to us.

Your rights in respect of this letter of guarantee are assignable from the date of this letter of guarantee until such time as the VESSEL is delivered by the BUILDER to the BUYER in accordance with the provisions of the Contract, on the understanding that you will notify us of the identity of any assignee of your rights under this letter of guarantee.

Any notice or demand under this letter of guarantee shall be given by facsimile and sent to:

or to such other address as we might notify to you in writing. A notice shall be deemed to be served and shall take effect 2 hours after its transmission is completed, provided that if a notice would be deemed to be served on a day which is not a business day, or which is a business day but after 5:00 p.m. local time, in the place of receipt, the notice shall be deemed to be served and shall take effect at 9:00 a.m. on the next day which is a business day.

This guarantee shall be governed by and construed in accordance with the Laws of England. Any disputes arising under this guarantee (but not any disputes arising under the Contract which shall be determined by arbitration in accordance with the terms of the Contract and as referenced in this letter of guarantee) shall be determined by the High Court of Justice in London to whose exclusive jurisdiction we hereby submit. We appoint

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                                                             as our agents for service of process in connection with any proceedings in such courts.

We each jointly and severally hereby represent and guarantee that we have the corporate power and authority to execute, deliver and perform the obligations under this letter of guarantee, and that such execution and performance will not violate or conflict with any provision of law, statute, rule, permit or regulation of any government, regulatory body, agency or other authority in the jurisdictions where we are subject to such laws and regulations.

IN WITNESS WHEREOF, we have hereunder set our hands and seal by our duly authorized representatives this           day of                , 2006.

Very truly yours,

For and on behalf of

By
Name :
Title : Attorney-in-Fact

For and on behalf of

By
Name :
Title : Attorney-in-Fact

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EXHIBIT “B”

Date :             , 2006

PERFORMANCE GUARANTEE

In consideration of the performance of a certain shipbuilding contract dated                                        (hereinafter called the “Contract”) by having your Hull No. (hereinafter called the “VESSEL”) providing among other things for payment of the Contract Price amounting to United States Dollars                                    (US$                                  );

We, the undersigned, hereby irrevocably and unconditionally guarantee to you, your successors, and assigns the due and faithful performance by the BUYER of its all liabilities and responsibilities under the Contract and any supplement, amendment, change or modification hereafter made thereto, including but not limited to, due and prompt payment of the Contract Price by the BUYER to you, your successors, and assigns under the Contract and any supplement, amendment, change or modification as aforesaid (hereby expressly waiving notice of any such supplement, amendment, change or modification as may be agreed to by the BUYER and confirming that this guarantee shall be fully applicable to the Contract as so supplemented, amended, changed or modified).

This Performance Guarantee shall be governed by the laws of England.

GUARANTOR :
BY :
TITLE :
WITNESS :

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